Exhibit 99.1

MindMed to Present Data on the Preclinical Activity of MM-402 at the American Society of Clinical Psychopharmacology (ASCP) 2023 Annual Meeting

– Preclinical data in ASD model demonstrate prosocial effects of MM-402 –

NEW YORK, May 24, 2023 — Mind Medicine (MindMed) Inc (NASDAQ: MNMD), (NEO: MMED), (the “Company” or “MindMed”), a clinical stage biopharmaceutical company developing novel product candidates to treat brain health disorders, announced today the upcoming presentation of preclinical data of MM-402, the Company’s proprietary form of the R-enantiomer of 3,4-Methylenedioxymethamphetamine (“MDMA”), in a model for autism spectrum disorder (“ASD”) at the ASCP 2023 Annual Meeting that is being held in Miami Beach, FL from May 30-June 2, 2023. The Company plans to initiate its first clinical trial of MM-402 in 2023.

The late-breaking poster entitled “MM-402, R(−)-3,4-Methylenedioxymethamphetamine, Demonstrates Prosocial and Therapeutic-Like Effects in Fmr1 Knockout Mice, a Preclinical Model of Autism Spectrum Disorder (due to Fragile X syndrome),” will be presented on Wednesday, May 31, 2023 at 11:15 am ET. This study demonstrated that administration of MM-402 increased social interaction in a characterized preclinical model of ASD. MM-402 exhibited a robust effect on social interaction and was more potent than racemic MDMA with reduced hyperactivity effects.

“We are very pleased with these promising preclinical data, which provide the first evidence of prosocial activity of MM-402 in an ASD model and support the potential applications to enhancing social functioning in individuals with ASD,” said Robert Barrow, Chief Executive Officer and Director of MindMed. “Importantly, MM-402 was able to achieve increased social interaction without the level of hyperactivity seen with racemic MDMA. With even further preclinical evidence to support our approach, we are extremely excited to initiate our Phase 1 clinical trial of MM-402 later this year.”

In addition to MindMed’s preclinical research program for MM-402, MindMed’s collaborators at University Hospital Basel (“UHB”) in Switzerland are currently enrolling participants in a Phase 1 investigator-initiated trial of R-MDMA, S-MDMA and R/S-MDMA in healthy volunteers. The Phase 1 trial is a randomized, placebo-controlled, double-blind, 5-period crossover study. The trial plans to enroll 24 healthy subjects, who will each receive doses of R-MDMA (125 and 250 mg), S-MDMA (125 mg), MDMA (125 mg), and placebo. Acute subjective effects in this study are being assessed using the Visual Analog Scales (“VAS”) and the 5 Dimensions of Altered States of Consciousness (“5D-ASC”) along with measurement of autonomic, endocrine and mood effects, among others. Additional information about this trial is available on our website (mindmed.co) and on clinicaltrials.gov (identifier: NCT05277636).

About MindMed

MindMed is a clinical stage biopharmaceutical company developing novel product candidates to treat brain health disorders. Our mission is to be the global leader in the development and delivery of treatments that unlock new opportunities to improve patient outcomes. We are developing a pipeline of innovative product candidates, with and without acute perceptual effects, targeting neurotransmitter pathways that play key roles in brain health disorders.

MindMed trades on NASDAQ under the symbol MNMD and on the Canadian NEO Exchange under the symbol MMED.

Forward-Looking Statements

Certain statements in this news release related to the Company constitute “forward-looking information” within the meaning of applicable securities laws and are prospective in nature. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. These statements generally can be identified by the use of forward-looking words such as “will”, “may”, “should”, “could”, “intend”, “estimate”, “plan”, “anticipate”, “expect”, “believe”, “potential” or “continue”, or the negative thereof or similar variations. Forward-looking information in this news release includes, but is not limited to, statements regarding anticipated results and timing of clinical trials and the potential benefits of the Company’s product candidates. There are numerous risks and uncertainties that could cause actual results and the Company’s plans and objectives to differ materially from those expressed in the forward-looking information, including history of negative cash flows; limited operating history; incurrence of future losses; availability of additional capital; lack of product revenue; compliance with laws and regulations; difficulty associated with research and development; risks associated with clinical trials or studies; heightened regulatory scrutiny; early stage product development; clinical trial risks; regulatory approval processes; novelty of the psychedelic inspired medicines industry; as well as those risk factors discussed or referred to herein and the risks described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 under headings such as “Special Note Regarding Forward-Looking Statements,” and “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings and furnishings made by the Company with the securities regulatory authorities in all provinces and territories of Canada which are available under the Company’s profile on SEDAR at www.sedar.com and with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, changes in expectations or otherwise.

For Media & Investor Inquiries, please contact:

Maxim Jacobs, CFA
Vice President, Investor Relations and Corporate Communications
Mind Medicine (MindMed) Inc.
ir@mindmed.co
media@mindmed.co